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Exhibit 99.1

Key Energy Services, Inc.

News Release
For Immediate Release:	Contact: John Daniel
July 20, 2004	(432) 620-0300

KEY ENERGY ANNOUNCES SUCCESSFUL COMPLETION OF SENIOR NOTES SOLICITATION

Noteholders Extend Time to Deliver SEC Reports to December 31, 2004

MIDLAND, TX, July 20, 2004—Key Energy Services, Inc. (NYSE: KEG) announced today that the previously announced senior note consent solicitations have expired. As of expiration, the Company has received and accepted consents from holders of a majority of its 6—3/8% senior notes due 2013 and a majority of its 8—3/8% senior notes due 2008 to extend until December 31, 2004 the period in which the Company must deliver its 2003 10-K and 2004 10-Q reports.

Lehman Brothers acted as Solicitation Agent and D.F. King & Co., Inc. acted as Information Agent and Tabulation Agent for the Consent Solicitation. Information concerning the Consent Solicitation can be obtained by calling Lehman Brothers, at (800) 438-3242 (toll-free) or (212) 528-7581, Attention: Liability Management. Requests for documents or assistance may be directed to D.F. King & Co., Inc., by telephone at (800) 848-2998 (toll-free) or (212) 269-5550 or in writing at 48 Wall Street, 22nd Floor, New York, NY 10005.

Key Energy Services, Inc. is the world's largest rig-based, onshore well service company. The Company provides diversified energy operations including well servicing, contract drilling, pressure pumping, fishing and rental tool services and other oilfield services. The Company has operations in all major onshore oil and gas producing regions of the continental United States and internationally in Argentina, Canada and Egypt.

Certain statements contained in this news release constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on current expectations, estimates and projections about the Company's industry, management's beliefs and certain assumptions made by management. Whenever possible, the Company has identified these "forward-looking statements" by words such as "expects", "believes", "anticipates" and similar phrases. Readers are cautioned that any such forward-looking statements are not guarantees of future performance or the results of the ongoing review and restatements and are subject to certain risks, uncertainties and assumptions that are difficult to predict, including, but not limited to: the impact of the Company's current restatement process on its results for prior and current periods; uncertainties surrounding the restatement process, including the timing and amount of the restatements; the risk of possible changes in the scope and nature ofthe restatement; and the time required to complete the restatement, the issuance of audit opinions on the Company's prior year financial statements and the audit of the Company's 2003 financial statements. Because such statements involve risks and uncertainties, the actual results and performance of the Company may differ materially from the results expressed or implied by such forward-looking statements. Given these uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements. Unless otherwise required by law, the Company also disclaims any obligation to update its view of any such risks or uncertainties or to announce publicly the result of any revisions to the forward-looking statements made here; however, readers should review carefully reports or documents the Company files periodically with the Securities and Exchange Commission.

6 Desta Drive, Midland, TX 79705

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  Exhibit 99.1
KEY ENERGY ANNOUNCES SUCCESSFUL COMPLETION OF SENIOR NOTES SOLICITATION